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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

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                                                                                                           THREE MONTHS
                                                  FOR THE YEARS ENDED DECEMBER 31                     ENDED
                                       --------------------------------------------------------      MARCH 31,
(IN THOUSANDS, EXCEPT RATIO)              2001       2002         2003       2004         2005         2006
----------------------------           --------   ---------   ---------   ---------   ---------   -------------
Earnings:
   Earnings from continuing
      operations before income taxes    ($6,844)   ($18,212)   ($13,292)   ($16,643)   ($16,563)     ($2,748)
   Fixed charges                             99         583         581         202         825          525
                                       --------   ---------   ---------   ---------   ---------     --------
Total earnings before fixed charges     ($6,745)   ($17,629)   ($12,711)   ($16,441)   ($15,738)     ($2,224)
                                       ========   =========   =========   =========   =========     ========
Fixed Charges:
   Interest expense                    $      0   $     480   $     506   $     102   $     699     $    493
   Rental interest factor                    99         103          75         100         126           32
                                       --------   ---------   ---------   ---------   ---------     --------
Total fixed charges                    $     99   $     583   $     581   $     202   $     825     $    525
                                       ========   =========   =========   =========   =========     ========
Ratio of earnings to fixed  charges          --          --          --          --          --           --
Deficiency of earnings to fixed
   charges                              ($6,844)   ($18,212)   ($13,292)   ($16,643)   ($16,563)     ($2,748)
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